EXHIBIT 5.2

January 24, 2024

MGO Global Inc.

515 SE 17th Street, Suite 121/#460596

Fort Lauderdale, Florida 33346

Re: Registration Statement on Form S-3

Dear Board of Directors:

We have acted as counsel to MGO Global Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Commission on January 24, 2024, relating to the proposed offer and sale from time to time pursuant to Rule 415 under the Securities Act of up to $100,000,000 of the Company’s securities, consisting of an indeterminate amount of: (i) senior and subordinated debt securities of the Company (the “Debt Securities”) issued pursuant to one or more indentures (each, an “Indenture”), between the Company and one or more financial institutions designated as trustee, (ii) shares of the Company’s preferred stock, par value $0.00001 per share (the “Preferred Stock”), (iii) warrants (the “Warrants”) to purchase Common Stock, Preferred Stock and/or Debt Securities, issued pursuant to one or more warrant agreements (each, a “Warrant Agreement”) between the Company and a warrant agent to be selected by the Company prior to the issuance of the applicable Warrants, (iv) shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), (v) rights (the “Rights”) to purchase Common Stock, Preferred Stock and/or Debt Securities, and (vi) units comprised of one or more shares of Common Stock, shares of Preferred Stock, Debt Securities, Warrants and/or Rights. The Registration Statement will be supplemented from time to time by one or more prospectus supplements.

A separate opinion has been rendered in connection with certain matters relating to the Registration Statement, which is being filed as Exhibit 5.1 thereto.

With respect to certain matters in connection with the proposed offer and sale by the Company of an aggregate of up to $1,650,000 of shares (the “Shares”) of the Common Stock, pursuant to the Registration Statement, the prospectus and a prospectus supplement relating to the offer and sale of the Shares (the prospectus and the prospectus supplement shall collectively be referred to as the “Sales Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company through Maxim Group LLC as sales agent (the “Agent”), pursuant to that an Equity Distribution Agreement by and between the Sales Agent and the Company (the “Sales Agreement”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the preparation and filing of the Registration Statement, the preparation and filing of the Sales Prospectus, the negotiation and execution of the Sales Agreement, and the authorization, issuance and sale of the Shares.

In connection with the preparation of this supplemental opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036 T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

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Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and when the Sales Agreement has been duly executed and delivered by the parties thereto, and when the Shares have been issued and sold in the manner described in the Registration Statement, the Sales Prospectus and the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the laws of the State of New York, and applicable provisions of the Delaware General Corporation Law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This supplemental opinion is for your benefit in connection with the offer and sale of the Shares pursuant to the Registration Statement and may be relied upon by you and by persons entitled by law to rely upon it pursuant to the applicable provisions of the U.S. federal securities laws. We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement, and further consent to the use of our name under the caption “Legal Matters” in the Sales Prospectus which is part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this supplemental opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very Truly Yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036 T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

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